Exhibit 99.1
Healthcare Services Group
Reports First Quarter Results

Delivers Strong Revenue, Earnings and Cash Flow
Reiterates 2026 Growth Outlook

•Revenue of $462.8 million, a 3.4% increase over the prior year.
•Net income and diluted EPS of $26.1 million and $0.37.
•Cash flow from operations of $43.7 million; cash flow from operations, excluding the change in payroll accrual, of $23.4 million.
•Share repurchases of $24.0 million.
•Reiterates 2026 mid-single-digit revenue growth outlook.

BENSALEM, PA--(BUSINESS WIRE)-- Healthcare Services Group, Inc. (NASDAQ:HCSG) today reported results for the three months ended March 31, 2026.

Ted Wahl, Chief Executive Officer, stated, “We delivered strong first quarter results across revenue, earnings, and cash flow, and we have carried that positive momentum into the second quarter. New client wins and high retention rates drove our year over year topline growth, and our field-based teams’ operational excellence led to quality service outcomes and consistent margins.”

Mr. Wahl continued, “We also returned $24 million of capital through our share repurchase program and ended the quarter with a strong balance sheet and ROIC profile, underscoring our focus on value-creating capital deployment.”

Mr. Wahl concluded, “We are confident that continuing to execute on our strategic priorities, supported by our robust business fundamentals, will enable us to drive growth, while delivering sustainable, profitable results.”

First Quarter Results

•Revenue was reported at $462.8 million, a 3.4% increase over the prior year.
◦Segment revenues and margins for Environmental and Dietary Services were reported at $208.3 million and 12.1% and $254.5 million, and 9.0%, respectively.
•Cost of services was reported at $386.9 million or 83.6%.
◦The Company’s goal is to manage cost of services in the 86% range.
•SG&A was reported at $42.0 million. After adjusting for the $1.6 million decrease in deferred compensation, SG&A was $43.6 million or 9.4%.
◦The Company’s goal is to manage SG&A in the 9.5% to 10.5% range, with the longer term goal of managing those costs into the 8.5% to 9.5% range.
•Effective tax rate was reported at 24.6%.
◦The Company expects its 2026 effective tax rate to be approximately 25.0%.
•Net income and diluted EPS were reported at $26.1 million and $0.37.

Balance Sheet and Liquidity

The Company’s primary sources of liquidity are cash flow from operating activities, cash and cash equivalents, and its revolving credit facility. Cash flow from operations was reported at $43.7 million. After adjusting for the $20.3 million increase in the payroll accrual, cash flow from operations was $23.4 million. As of the end of the first quarter, the Company had cash and marketable securities of $214.6 million and an unutilized $300.0 million credit facility.

Exhibit 99.1

The Company entered into a Second Amendment, dated April 7, 2026, to its existing Credit Agreement, which provides for a $300.0 million five-year revolving credit facility with an improved SOFR-based pricing grid and enhanced covenant flexibility.

Share Repurchases

In February 2026, the Company announced its plan to further accelerate the pace of its share buybacks and repurchase $75.0 million of its common stock through January 2027. In the first quarter, the Company repurchased $24.0 million of its common stock. The Company has 9.2 million shares remaining under its February 2026 share repurchase authorization.

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, April 22, 2026, at 8:30 a.m. Eastern Time to discuss its results for the three months ended March 31, 2026. The call may be accessed via phone at 1 (800) 715-9871, Conference ID: 9951274. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on the website for one year following the date of the earnings call.

The Company will be participating in a Non-Deal Roadshow hosted by William Blair in London, Stockholm and Zurich May 5th through May 7th. The Company will be participating in RBC’s Global Healthcare Conference on May 20th in New York and Benchmark’s Virtual Healthcare House Call Conference on May 28th. In addition, the Company will be participating in Baird’s Global Consumer, Technology and Services Conference on June 3rd in New York.

About Healthcare Services Group, Inc.

Healthcare Services Group (NASDAQ: HCSG) is a leader in managing Environmental and Dietary services within the healthcare industry. With 50 years of experience, HCSG aims to provide improved operational, regulatory, and financial outcomes for its clients.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of federal securities laws, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “estimates,” “will,” “goal,” “intend” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services to the healthcare industry and primarily providers of long-term care; credit and collection risks associated with the healthcare industry; the impact of bank failures; our claims experience related to workers’ compensation, general liability and other insurance programs; the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; the impacts of past or future cyber attacks or breaches; global events including ongoing international conflicts and increased energy prices; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2025 under “Government Regulation of Customers,” “Service Agreements and Collections,” and “Competition” and under Item 1A. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from customers and/or customers undergoing restructurings, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results have been in the past and could in the future be adversely affected by continued inflation particularly if increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs) cannot be passed on to our customers.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new customers, retain and provide new services to existing customers, achieve modest price increases on current service agreements with existing customers and/or maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies. There can be no assurance that we will be successful in that regard.

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement HCSG’s consolidated financial information, which are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company believes that certain non-GAAP financial measures are useful in evaluating operating performance and comparing such performance to other companies.

The Company is presenting net cash flow from operations (excluding the impact of payroll accrual), earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA excluding items impacting comparability (“Adjusted EBITDA”). We cannot provide a reconciliation of forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with GAAP.

Company Contacts:

Theodore Wahl
President and Chief Executive Officer

Vikas Singh
Executive Vice President and Chief Financial Officer

Matthew J. McKee
Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended
	March 31,
	2026	2025
Revenue	$462,766	$447,662
Operating costs and expenses:
Cost of services	386,932	379,691
Selling, general and administrative	41,997	44,966
Income from operations	33,837	23,005
Other income, net	703	889
Income before income taxes	34,541	23,894

Income tax provision	8,481	6,666
Net income	$26,060	$17,228

Basic income per common share	$0.37	$0.23

Diluted income per common share	$0.37	$0.23

Basic weighted average number of common shares outstanding	69,860	73,670

Diluted weighted average number of common shares outstanding	71,049	73,961

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	March 31, 2026	December 31, 2025
Cash and cash equivalents	$136,172	$125,189
Restricted cash equivalents	97	5,577
Marketable securities, at fair value	42,442	42,774
Restricted marketable securities, at fair value	35,898	30,352
Accounts receivable, net	299,443	281,303
Notes receivable — short-term, net	29,068	31,243
Other current assets	58,110	59,977
Total current assets	601,230	576,415

Property and equipment, net	27,032	27,586
Notes receivable — long-term, net	20,628	25,209
Goodwill	79,797	79,797
Other intangible assets, net	6,315	6,964
Deferred compensation funding	52,995	55,909
Other assets	26,848	22,373
Total assets	$814,845	$794,253

Accrued insurance claims — current	$22,481	$24,371
Other current liabilities	170,885	146,004
Total current liabilities	193,366	170,375

Accrued insurance claims — long-term	43,822	46,142
Deferred compensation liability — long-term	52,934	56,276
Lease liability — long-term	9,363	9,659
Other long-term liabilities	1,594	1,591

Stockholders' equity	513,766	510,210
Total liabilities and stockholders' equity	$814,845	$794,253

HEALTHCARE SERVICES GROUP, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of GAAP net income to EBITDA and Adjusted EBITDA (in thousands)	For the Three Months Ended
	March 31,
	2026	2025
GAAP net income	$26,060	$17,228
Income tax provision	8,481	6,666
Interest, net	(2,256)	(2,209)
Depreciation and amortization(1)	3,806	3,878
EBITDA	$36,091	$25,563
Share-based compensation	2,764	3,738
Adjusted EBITDA	$38,855	$29,301
Adjusted EBITDA as a percentage of revenue	8.4%	6.5%

Reconciliation of GAAP cash flows from operations to cash flow from operations (excluding the change in payroll accrual)	For the Three Months Ended
	March 31,
	2026	2025
GAAP cash flows from operations	$43,730	$27,501
Accrued payroll(2)	(20,319)	4,591
Cash flow from operations (excluding the change in payroll accrual)	$23,411	$32,092

1.Includes right-of-use asset depreciation of $1.9 million and $2.1 million for the three months ended March 31, 2026 and 2025, respectively.
2.The accrued payroll adjustment reflects changes in accrued payroll for the three months ended March 31, 2026 and 2025. The Company processes payroll on set weekly and bi-weekly schedules, and the timing of payments may result in operating cash flow increases or decreases which are not indicative of the Company’s quarterly cash flow performance.